UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2022

AMC ENTERTAINMENT HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33892	26-0303916
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

One AMC Way

11500 Ash Street, Leawood, KS 66211

(Address of Principal Executive Offices, including Zip Code)

(913) 213-2000

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock	AMC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On February 14, 2022, AMC Entertainment Holdings, Inc. (the “Company”) issued $950,000,000 aggregate principal amount of its 7.500% first lien senior secured notes due 2029 (the “Notes”), pursuant to an indenture, dated as of February 14, 2022 (the “Indenture”), among the Company, the guarantors named therein (the “Guarantors”) and U.S. Bank Trust Company, National Association, as trustee and collateral agent (the “Offering”). The proceeds from the Offering and cash on hand were used to fund the previously announced full redemption (the “Redemptions”) of the Company’s outstanding 10.500% First Lien Senior Secured Notes due 2025, two series of 10.500% First Lien Senior Secured Notes due 2026 and 15%/17% Cash/PIK Toggle First Lien Secured Notes due 2026 and pay related fees, costs, premiums and expenses.

The Indenture provides that the Notes are general senior secured obligations of the Company and are fully and unconditionally guaranteed on a joint and several senior secured basis by all of the Company’s existing and future subsidiaries that guarantee the Company’s other indebtedness, including the Company’s senior secured credit facilities (the “senior secured credit facilities”) under the credit agreement, dated as of April 30, 2013 (as amended through the eleventh amendment thereto dated December 20, 2021, the “Credit Agreement”), among the Company, the guarantors named therein, the lenders from time to time party thereto and Citicorp North America, Inc., as administrative agent and collateral agent. The Notes and the note guarantees are secured, on a pari passu basis with the senior secured credit facilities, on a first-priority basis by substantially all of the tangible and intangible assets owned by the Company and guarantors that secure obligations under the senior secured credit facilities, including pledges of the capital stock of certain of the Company’s and the guarantors’ wholly-owned material subsidiaries (but limited to 65% of the voting stock of any foreign subsidiary), subject to certain thresholds, exceptions and permitted liens.

The Notes bear interest at a rate of 7.500% per annum, payable semi-annually on February 15 and August 15 each year, commencing August 15, 2022. The Notes will mature on February 15, 2029.

The Company may redeem some or all of the Notes at any time on or after February 15, 2025, at the redemption prices set forth in the Indenture. In addition, the Company may redeem up to 35% of the aggregate principal amount of the Notes using net proceeds from certain equity offerings completed on or prior to February 15, 2025 at a redemption price equal to 107.500% of their aggregate principal amount and accrued and unpaid interest to, but not including, the date of redemption. The Company may redeem some or all of the Notes at any time prior to February 15, 2025 at a redemption price equal to 100% of their aggregate principal amount and accrued and unpaid interest to, but not including, the date of redemption, plus an applicable make-whole premium.

The Indenture contains covenants that limit the Company’s (and its restricted subsidiaries’) ability to, among other things: (i) incur additional indebtedness, including additional senior indebtedness; (ii) pay dividends on or make other distributions in respect of its capital stock; (iii) purchase or redeem capital stock or prepay subordinated debt or other junior securities (iv) create liens ranking pari passu in right of payment with or subordinated in right of payment to Notes; (v) enter into certain transactions with its affiliates; and (vi) merge or consolidate with other companies or transfer all or substantially all of their respective assets. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

The foregoing description of the Indenture is not intended to be complete and is qualified in its entirety by reference to the Indenture (including the form of the Notes), a copy of which is attached as Exhibit 4.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

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Item 8.01 Other Events

On February 14, 2022, the Company issued a press release announcing the closing of the Offering and the Redemptions. A copy of the press release is attached to this report as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

4.1	Indenture, dated as of February 14, 2022, among AMC Entertainment Holdings, Inc., the guarantors named therein and U.S. Bank Trust Company, National Association, as trustee and collateral agent (including the form of the 7.500% First Lien Notes due 2029).

99.1	Press Release, dated February 14, 2022, announcing the closing of the Offering and the Redemptions.

104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2022	AMC ENTERTAINMENT HOLDINGS, INC.

	By:	/s/ Sean D. Goodman
Name: Sean D. Goodman
Title: Executive Vice President and Chief Financial Officer

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